Exhibit 10.48

INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT, made as of the 27th day of September, 2011 (the “Agreement”), by and between Allied World Assurance Company, Ltd, an insurance and reinsurance company organized under the laws of Bermuda (hereinafter called the “Client”), and BlackRock Financial Management, Inc. (hereinafter called the “Manager”).

WITNESSETH:

WHEREAS, the Client has all requisite authority to appoint one or more investment managers to supervise and direct the investment and reinvestment of a portion or all of the assets of the Client and of certain subsidiaries of the Client;

THEREFORE, for and in consideration of the premises and of the mutual covenants herein contained, the parties hereby agree as follows:

1.	Appointment and Status as Investment Manager. The Client hereby appoints the Manager as an “Investment Manager.” The Manager does hereby accept said appointment and by its execution of this Agreement the Manager represents and warrants that it is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will remain so during the term of this Agreement. The Manager does also acknowledge that it is a fiduciary with respect to the assets in the Account (as defined below) and assumes the duties, responsibilities and obligations of a fiduciary.

The Manager represents, warrants and covenants that: (a) it has all requisite authority to serve as Manager hereunder; (b) the terms of the Agreement do not conflict with any obligation by which the Manager is bound, whether arising by contract, operation of law or otherwise; (c) this Agreement has been duly authorized by all appropriate action; and (d) it has, and agrees that it will maintain, the licenses, registrations, skilled personnel, computer hardware and software, and other facilities necessary to prepare the reports and perform the services required by this Agreement.

In addition, the Manager shall notify the Client in writing before or promptly upon the occurrence of any event which would: cause a change in the representations, warranties or covenants made under this Agreement; or operate to limit, suspend or terminate the authority of the Manager or materially and adversely affect the Manager’s ability to comply with its obligations hereunder.

2.

Representations by Client. The Client represents, warrants and covenants that: (a) it has all requisite authority to appoint the Manager hereunder; (b) the terms of the Agreement do not conflict with any obligation by which the Client is bound, whether arising by contract, operation of law or otherwise; (c) this Agreement has been duly authorized by all appropriate action; (d) the transactions contemplated or permitted by this Agreement and the Investment Guidelines (as defined below) (“Transactions”) (i) are duly authorized by the Client’s policies, board resolution(s), trust agreement(s) or any other enabling or governing law or instruments, (ii) are, in the Client’s opinion, suitable investments for the Account and (iii) do not require any government notice or consent in connection with the execution, delivery and performance of any such Transactions; (e) no restrictions exist on the transfer, sale or other disposition of any of the assets of the Account and no option, lien, charge, security or encumbrance exists or will, due to any act or omission of the Client, exist over any of such assets;

(f) the Account (as defined below) is not subject to Section 4975 of the Internal Revenue Code of 1986, as amended, and is not “plan assets” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any law substantially similar to Section 406 of ERISA; (g) the Account is not subject to the Investment Company Act of 1940, as amended (the “Investment Company Act”); (h) the Client is a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act; (i) the Client is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and an “accredited investor” within the meaning of Regulation D under the Securities Act; (j) the Client is a “qualified eligible person” within the meaning of Commodity Futures Trading Commission (“CFTC”) Regulations Rule 4.7 and, as such, consents to treat any futures accounts established by the Manager in the name and on behalf of the Client in accordance with the exemption contained in CFTC Regulations Rule 4.7; and (k) the Client shall provide to the Manager all documentation that the Manager may reasonably request in connection with its obligations hereunder. In addition, the Client shall notify the Manager in writing before or promptly upon the occurrence, or if it knows or has reason to know of the occurrence or likelihood of the occurrence, of any event which would: cause a change in the representations, warranties or covenants made under this Agreement; or operate to limit, suspend or terminate the authority of the Client or affect the Client’s obligations hereunder.

3.	Management Services. The Manager shall be responsible for the investment and reinvestment of those assets designated by the Client as subject to the Manager’s management (which assets, together with all additions, substitutions and alterations thereto are hereinafter called the “Account”) in accordance with the investment guidelines attached hereto as Exhibit A (the “Investment Guidelines”) and other instructions communicated in writing by the Client and accepted by the Manager from time to time. The Client represents and warrants that this Agreement and the Investment Guidelines include any restrictions, guidelines or other requirements imposed on the Account by any applicable law, rule, regulation or governing document. The Account may include all securities and instruments consistent with the Investment Guidelines or appropriate to effect the objectives and/or strategies described therein. The Client does hereby delegate to the Manager all of its powers, duties and responsibilities with regard to such investment and reinvestment and hereby appoints the Manager as its agent in fact with full authority to buy, sell or otherwise effect investment transactions involving the assets in its name and for the Account, including without limitation, the power to execute swap, futures, options and other agreements, including collateral agreements, with counterparties, and to open and close accounts in connection therewith, on the Client’s behalf as the Manager deems appropriate from time to time in order to carry out the Manager’s responsibilities hereunder. Except as otherwise set forth herein, said powers, duties and responsibilities shall be exercised exclusively by the Manager pursuant to and in accordance with its fiduciary responsibilities and the provisions of this Agreement and the Investment Guidelines. In addition, in accordance with the Manager’s guidelines in effect from time to time, the Manager or its agent is authorized, but shall not be required, to: (a) tender or convert any securities in the Account; (b) execute waivers, consents and other instruments with respect to such securities; (c) endorse, transfer or deliver such securities; or (d) consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities. The Manager shall not be responsible for voting proxies relating to any securities in the Account.

Notwithstanding anything in this Agreement to the contrary, the Manager may, at its own discretion, delegate any or all of its discretionary investment, advisory and other rights, powers, functions and obligations hereunder to any affiliate of the Manager under the control of BlackRock, Inc.; provided that any such delegation shall be revocable by the Manager and that the Manager shall always remain liable to the Client for the Manager’s obligations hereunder and for all actions of any such affiliates to the same extent as the Manager is liable for its own actions hereunder.

4.	Custodian. The securities in the Account shall be held by a custodian duly appointed by the Client and the Manager is authorized to give instructions to the custodian with respect to all investment decisions regarding the Account. All transactions authorized by this Agreement are made by payment to or delivery by the custodian. The Client agrees to notify the Manager as soon as practicable in advance of any change of its custodian. Nothing contained herein shall be deemed to authorize the Manager to take or receive physical possession of any of the assets for the Account, it being intended that sole responsibility for safekeeping thereof (in such investments as the Manager may direct) and the consummation of all purchases, sales, deliveries and investments made pursuant to the Manager’s direction shall rest upon the custodian.

5.	Additional Investment Services, Considerations and Acknowledgments. As agreed between the parties from time to time, the Manager may provide certain operating, analytical, and reporting support (“Additional Investment Services”) for those portfolios of the Client managed by the Manager and by other parties. The Additional Investment Services may include, but are not limited to the following: (a) establishing appropriate investment mandates and strategies; (b) drafting investment policies and guidelines; (c) supporting the Client’s operations, including providing assistance to the Client’s custodian; (d) creating a consolidated risk reporting platform for the Client; (e) providing asset-liability reporting; (f) providing income projections; and (g) providing broad and general consulting on accounting, operational, regulatory, and other strategic issues.

The Client understands and acknowledges that: (a) all Additional Investment Services require the Manager to exercise good-faith judgments that may ultimately prove to be erroneous; (b) in connection with providing the Additional Investment Services, the Manager will make certain assumptions about the movements of interest rates, volatility of interest rates, movements of spreads, and the relationship of mortgage prepayments to interest rates; (c) the Manager’s assumptions will not necessarily capture all of the characteristics and risks inherent in the Client’s portfolios; and (d) the Manager’s assumptions are based upon information provided to the Manager by the Client or certain of its third-party vendors that is assumed to be reliable and accurate, but the Manager does not represent or warrant that it is accurate or complete, and will not be responsible for verifying the accuracy of any such information.

6.	Compensation. For its services hereunder, the Manager shall be compensated in accordance with Exhibit B attached hereto, as such exhibit may be amended from time to time by written agreement signed by the Client and the Manager. Except as specifically provided in this Agreement, neither the Manager nor any of its officers, affiliates or employees shall act as principal or receive any compensation from the Client in connection with the purchase or sale of investments for the Account.

7.	Accounting, Reporting and Other Services. At such intervals as shall be mutually agreed upon between the parties, the Manager shall furnish the Client with appraisals of the Account, performance tabulations, a summary of purchases and sales and such other reports as shall be agreed upon from time to time. The Manager shall also work with the custodian to reconcile accounting, transaction and asset-summary data reports at times that are mutually agreeable to the Manager and the Client. In addition, the Manager shall communicate and work with the custodian to resolve any significant discrepancies. Furthermore, the Client agrees that the Manager may utilize affiliated or unaffiliated third party service providers to perform certain administrative and operational functions for the Account, provided, that the Manager shall remain liable to the Client for its obligation hereunder and for all actions of any such affiliates or non-affiliates to the same extent as the Manager is liable for its own actions hereunder. No additional fees shall be imposed for such services except as otherwise agreed.

A representative of the Manager shall meet with the Client’s representatives to explain the investment management activities, and any reports related thereto on at least a quarterly basis, with monthly (audio or video) conference calls, or otherwise as may be reasonably requested by the Client.

8.	Brokerage. The Client hereby delegates to the Manager sole and exclusive authority to designate any unaffiliated brokers or dealers through whom all purchases and sales on behalf of the Account will be made. The Manager will in good faith determine the rate or rates, if any, to be paid for brokerage services provided to the Account. The Manager, in seeking to obtain best execution of portfolio transactions for the Account, may consider the quality and reliability of brokerage services, as well as research and investment information and other services provided by brokers or dealers. Accordingly, the Manager’s selection of a broker or dealer for transactions for the Account may take into account such relevant factors as: (a) price; (b) the broker’s or dealer’s facilities, reliability and financial responsibility; (c) when relevant, the ability of the broker or dealer to effect securities transactions, particularly with regard to such aspects as timing, order size and execution of the order; (d) the broker’s or dealer’s recordkeeping capabilities; and (e) the research, brokerage and other services provided by such broker or dealer to the Manager which are expected to enhance its general portfolio management capabilities (collectively, “Services”), notwithstanding that the Account may not be the exclusive beneficiary of such Services.

9.	Confidential Information. Each party agrees that this Agreement, including any Exhibits and Appendices attached hereto, and any information disclosed by either party to this Agreement relating to the Account, this Agreement or any other information related thereto (“Confidential Information”) are proprietary and confidential information of each such party and shall be kept confidential by each such person to whom such Confidential Information is disclosed and shall not be disclosed by a party without the prior written consent of the other party, except as follows:

(a) Where disclosure is permitted under the terms of this Agreement;

(b) Where disclosure is required for the purpose of establishing and maintaining accounts with counterparties, and/or making, acquiring, settling or realizing an investment in accordance with the terms of the Agreement and the Investment Guidelines on behalf of the Account;

(c) Where disclosure is required by law or the order of any court or pursuant to any request or requirement of any governmental or regulatory authority (including the U.S. Securities and Exchange Commission), bank examiner or statutory auditor;

(d) Where the disclosure is or becomes public other than as a result of disclosure by the receiving party or by someone known to such party to have an obligation to keep such Confidential Information confidential;

(e) Where the receiving party can demonstrate was in its possession prior to the time of disclosure by the disclosing party; or

(f) Where it is independently developed by or for the receiving party by persons not having access to the Confidential Information hereunder.

Notwithstanding the foregoing, if the receiving party receives a request or an order to disclose all or any part of the Confidential Information under a subpoena or other order issued by a court of competent jurisdiction or by a government agency, the receiving party shall, if reasonably practicable: (x) give the disclosing party prompt written notice of such request or order; (y) consult with the disclosing party on the advisability of taking reasonable steps to resist or narrow the scope of such request or order and if disclosure of that Confidential Information is required, furnish only such portion of the Confidential Information as the receiving party is advised by counsel as legally required to disclose; and (z) cooperate with the disclosing party, at the disclosing party’s expense, in obtaining protective orders or undertakings that confidential treatment will be afforded any of such Confidential Information so furnished. The receiving party acknowledges and agrees that, in the event of any breach of this Agreement, the disclosing party might be irreparably and immediately harmed and unable to be made whole by monetary damages. It is accordingly agreed that the disclosing party, in addition to any other remedy to which it may be entitled in law or equity, will be entitled to seek an injunction or injunctions to remedy breaches of this Agreement.

Each party shall be entitled to disclose information received hereunder from the other party to the receiving party’s affiliates, employees, service providers and professional advisors wherever located (provided that such disclosure is for the purpose of supporting the provision of services under this Agreement and such affiliates, employees, service providers and professional advisors are also bound by an obligation of confidentiality).

10.	Directions to the Manager. All directions by or on behalf of the Client to the Manager shall be in writing signed by one or more of the persons identified on Exhibit C attached hereto, and/or such other persons as identified by the Client to the Manager from time to time (each an “Authorized Person”).

The Manager shall be entitled to rely upon any direction, instruction or approval received from an Authorized Person and to continue to rely upon such direction, instruction or approval until notified by the Client to the contrary.

11.	Liabilities of the Manager and the Client. Except for a breach of any obligations contained in Section 9, the Manager, its affiliates and each of their officers, directors and employees, shall not be liable, and shall be indemnified and held harmless by the Client from and against any and all losses, damages, reasonable costs, reasonable expenses (including reasonable attorneys’ fees), liabilities, claims and demands, for any action, omission, information or recommendation in connection with this Agreement, except in the case of the Manager’s actual misconduct, gross negligence, willful violation of any applicable law or reckless disregard for its duties under this Agreement and except as further limited in the paragraph immediately below; provided, however, that this limitation shall not act to relieve the Manager from any responsibility or liability for any responsibility, obligation or duty which the Manager may have under the U.S. federal securities laws; and provided, further, however, that to the extent any limitations or restrictions contained in the Investment Guidelines are not adhered to as a result of changes in market value, additions to or withdrawals from the Account, portfolio rebalancing by the Client or other non-volitional acts of the Manager, the Manager shall not be liable, so long as the Manager (i) cures such non-adherence with the Investment Guidelines as soon as practicable after its discovery or (ii) if the Manager believes that such cure would not be in the best interest of the Client, the Manager will promptly notify the Client in writing of such non-adherence and its belief with respect to cure, and the Client provides written notice instructing the Manager on how to proceed in respect to such non-adherence.

The Client understands that in connection with the Additional Investment Services provided by the Manager that: (a) the Manager is not serving in an investment advisory capacity, or making any recommendations or soliciting any action based upon its analyses with respect to those portfolios of the Client not managed by the Manager; and (b) the Client will be solely responsible for any judgments as to valuation and the purchase and sale of its portfolio securities (other than in the case of the Account). Accordingly, the Manager will not be responsible, and have no liability, for any conclusions drawn by the Client with respect to its portfolio securities, notwithstanding that such conclusions may, in part, be based upon information provided by the Manager in connection with the Additional Investment Services.

12.	Force Majeure. Except in the case of the Manager’s actual misconduct, gross negligence, willful violation of any applicable law or reckless disregard for its duties under this Agreement, neither the Manager, its affiliates nor any of their officers, directors and/or employees shall be liable for any loss to the Client or the Account caused directly or indirectly by circumstances beyond the Manager’s control, including, but not limited to, government restrictions, exchange or market rulings, actions affecting securities or commodity exchanges including suspensions of trading or extensions of trading hours, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, wars, acts of terrorism, riots or failures of communication or power supply; provided, however, if an event lasts for an unreasonable amount of time, the Client may terminate this Agreement upon 30 days notice.

13.	Non-Exclusive Management. The Client understands that the Manager and its affiliates will continue to furnish investment management and advisory services to others, and that the Manager and such affiliates shall be at all times free, in its or their discretion, to make recommendations to others which may be the same as, or may be different from, those made for the Account. The Client further understands that the Manager, its affiliates, and any officer, director, shareholder, employee or any member of their families may or may not have an interest in the securities whose purchase and sale the Manager may recommend. Actions with respect to securities of the same kind may be the same as or different from the action which the Manager, or any of its affiliates, or any officer, director, shareholder, employee or any member of their families, or other investors may take with respect thereto.

14.	Aggregation and Allocation of Orders. The Client acknowledges that circumstances may arise under which the Manager determines that, while it would be both desirable and suitable that a particular security or other investment be purchased or sold for more than one of the Manager’s clients’ accounts, there is a limited supply or demand for the security or other investment. Under such circumstances, the Client acknowledges that, while the Manager will seek to allocate the opportunity to purchase or sell that security or other investment among those accounts on an equitable basis, the Manager shall not be required to assure equality of treatment among all of its clients (including that the opportunity to purchase or sell that security or other investment will be proportionally allocated among those clients according to any particular or predetermined standards or criteria). Securities trades for the Account may, but are not required to, be aggregated with trades for other clients of the Manager and its affiliates. Where, because of prevailing market conditions, it is not possible to obtain the same price or time of execution for all of the securities or other investments purchased or sold for clients, the Manager may average the various prices and charge or credit the Account with the average price.

15.	Conflicts of Interest; Transactions with Affiliates and Minority Passive Shareholders.

(a) Other Interests. The Client agrees that the Manager may refrain from rendering any advice or services concerning securities of companies of which officers, directors or employees of the Manager or its affiliates are directors or officers, or companies as to which the Manager, its affiliates or any of their officers, directors or employees has any substantial economic interest or possesses material non-public information, unless the Manager either determines in good faith that it may appropriately do so without disclosing such conflict to the Client or discloses such conflict to the Client prior to rendering such advice or services with respect to the Account.

(b) Brokerage and Trading. The Manager shall only designate unaffiliated brokers or dealers to execute or effect transactions under this Agreement. For purposes of this Agreement, PNC Capital Markets, Inc. (a subsidiary of The PNC Financial Services Group, Inc.) and Barclays Capital, Inc. (a subsidiary of Barclays PLC) shall be deemed to be unaffiliated with the Manager.

(c) Cross Trades. From time to time, when determined by the Manager to be in the best interest of the Client, the Account may purchase securities from or sell securities to another account (including, without limitation, public or private collective investment vehicles) managed, maintained or trusteed by the Manager or an affiliate at prevailing market levels in accordance with applicable law (provided that the execution of such transactions shall be with brokers or dealers unaffiliated with the Manager) and utilizing, with respect to pricing, the Manager’s procedures under Rule 17a-7(b) of the Investment Company Act or such other pricing methodology determined to be fair and equitable to the Client in the Manager’s reasonable judgment. The Manager will notify the Client of any cross trades.

16.	Effective Period of Agreement and Amendments. This Agreement shall become effective on the date hereof. Any amendment to this Agreement shall be in writing and signed by both parties to the Agreement.

17.	Termination. Except as expressly provided for elsewhere in this Agreement, this Agreement shall continue in force until terminated: (a) by the Manager or the Client upon no less than 30 days prior written notice to the other party; (b) immediately by either party in the event of a material breach by the other party of the terms of this Agreement and it fails to cure such breach within 30 days of becoming aware of, or receiving notice from, the non-breaching party of such breach; or (c) immediately by the Client at any time with Cause (as defined below) or upon a Change in Control (as defined below) of the Manager. “Cause” shall mean (a) a willful breach by the Manager of this Agreement or the Investment Guidelines or (b) suspension of payments by the Manager of its debts, entry by the Manager into an arrangement with its creditors, cessation of business by the Manager, threats by the Manager to cease carrying on its business, or the bankruptcy, insolvency, liquidation, rehabilitation or reorganization of the Manager, or the appointment of a receiver, liquidator or rehabilitation to cover the Manager. “Change in Control” shall mean the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the U.S. Securities and Exchange Commission thereunder as in effect on the date hereof), of interests representing more than 50% of the voting interest of the Manager, but excluding any such person or group that owns interests representing more than 50% of such voting interests on the date hereof.

In the event of termination of this Agreement, except for Paragraphs 6, 9, 11, 17 through 27, this Agreement immediately becomes void and has no further force or effect. Paragraph 9 survives for a two-year period following the termination date.

On the effective date of termination or as close to such date as is reasonably possible, the Manager shall provide the Client with a final report containing the same information as specified above under “Accounting, Reporting and Other Services”.

18.	Assignment. No assignment (as that term is defined in the Advisers Act) of this Agreement by one party may be made without the consent of the other party, and any such assignment made without such consent shall be null and void for all purposes. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

19.	No Waiver. No waiver of any provision of this Agreement shall be effective unless the same shall be in writing by the party so waiving, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given. No failure to exercise and no delay in exercising, on the part of the Manager or the Client, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof.

20.	Severable. Any term or provision of this Agreement which is invalid or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of the Agreement in any jurisdiction.

21.	Applicable Law. To the extent not inconsistent with applicable U.S. federal law, this Agreement shall be construed pursuant to, and shall be governed by, the laws of the

State of New York, without regard to its conflict of laws, rules or principles. Each party hereby waives, to the fullest extent permitted by applicable law, any right that it may have to a trial by jury in respect of any proceeding.

22.	Manager Brochure. The Client hereby acknowledges that it has received from the Manager a copy of the Manager’s Form ADV Part 2 at least forty-eight hours prior to entering into this Agreement.

23.	Web-site. The Manager, at the Client’s request, will provide access to its account information electronically, via the world wide web, based upon the Client’s use of a user id and password issued by the Manager. The Client acknowledges and agrees the world wide web is a continually growing medium and the Manager does not make any warranty regarding the security related to the world wide web. The Client acknowledges that there is no absolute guaranteed system or technique to fully secure information made available over the web. The Client agrees that it will not share its user id, password and access to information provided electronically with any third party.

24.	Notices. All notices required or permitted to be sent under this Agreement shall be sent, if to the Manager:

c/o BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Attention: Robert Connolly, General Counsel

or by facsimile to (212) 810-3744

if to the Client:	27 Richmond Road

P.O. Box 3010

Hamilton HM MX Bermuda

Attention: Wesley D. Dupont, EVP, General Counsel and Corporate Secretary

or by facsimile to: (441) 295-5753

with a copy to:

AWAC Services Company

9 Farm Springs Road

Farmington, CT 06032

or by facsimile to: (860) 284-1601

or such other name or address as may be given in writing to the other party. All notices hereunder shall be sufficient if delivered by facsimile, first class or overnight mail. Any notices shall be deemed given only upon actual receipt.

25.	Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one agreement.

26.	Entire Understanding. This Agreement (including any Exhibits and Appendices attached hereto) represent the entire understanding of the parties hereto and supersede all prior written or oral agreements with respect to the subject matter hereof.

27.	Use of Futures. PURSUANT TO AN EXEMPTION FROM THE CFTC IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC. THE CFTC DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE CFTC HAS NOT REVIEWED OR APPROVED THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duty executed as of the date first above written.

Allied World Assurance Company, Ltd

By:	/s/ Joan H. Dillard	By:	/s/ John J Gauthier
Name:	Joan H. Dillard	Name:	John J Gauthier
Title:	EVP & CFO	Title:	EVP & Chief Investment Officer

BlackRock Financial Management, Inc.

By:	/s/ Kristen M Dickey
Name:	Kristen M Dickey
Title:	Managing Director